Exhibit 99.1

Avigen Reports First Quarter 2007 Financial Results

Conference Call Scheduled for 11:30 a.m. (EDT) on Tuesday, April 24, 2007

ALAMEDA, CA, April 24, 2007 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company developing innovative therapies for the treatment of chronic neurological conditions, today reported financial results for its first quarter ended March 31, 2007. At March 31, 2007, Avigen had approximately $66 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $71 million at December 31, 2006. More complete financial results are detailed in the financial tables below.

“We are pleased with our progress during the quarter on the execution of our clinical development plans for each of the lead compounds in our pipeline,” said Kenneth G. Chahine, Ph.D., J.D., Avigen's president and chief executive officer. “We continue to follow our business plan and have kept our internal staff levels and overhead costs under control, while beginning to increase our spending on clinical trials and support for regulatory filings.”

RECENT AVIGEN HIGHLIGHTS

  Received FDA approval to initiate Phase II clinical trial for AV650 in spinal cord injury patients suffering from spasticity (as reported March 15, 2007)

  Data from AV411, Avigen’s drug candidate for the management of chronic neuropathic pain, was highlighted in an article published online by the Cambridge University Press journal “Neuron Glia Biology” (as reported February 26, 2007)

  Completed a normal volunteer study of AV411 which found the drug to be favorably tolerated at doses above the levels currently approved for use outside the U.S. for other indications (as reported February 6, 2007)

  Continue to enroll patients in a Phase IIa exploratory therapeutic clinical trial with AV411 at the Royal Adelaide Hospital in Adelaide, Australia for neuropathic pain, with plans to complete the trial by year-end

Financial Results

Avigen reported a net loss of $5.8 million, or $0.23 per share, for the quarter ended March 31, 2007, compared to a net loss of $8.0 million, or $0.38 per share, for the quarter ended March 31, 2006. The 2006 period included $3.0 million of in-license fees related to the acquisition of North American rights to AV650.

Avigen reported no revenues for the first quarter of 2007 compared to revenues of $103,000 for the first quarter of 2006. 2006 revenue represented income from Avigen’s participation with the University of Colorado on a grant that was funded by the National Institutes of Health.

Research and development expenses for the quarters ended March 31, 2007 and 2006 were $4.4 million and $3.0 million, respectively. This increase primarily reflects higher expenses of approximately $1.3 million for external research and development services associated with Avigen's current clinical trials and preparation of IND filings for AV650 and AV411.

General and administrative expenses for the quarters ended March 31, 2007 and 2006 were $2.3 million and $2.8 million, respectively. These higher expenses in the 2006 period were primarily due to nonrecurring severance charges of approximately $0.3 million.

In-license fees of $3.0 million for the first quarter of 2006 represented a payment in connection with Avigen’s in-license of the North American development and commercial rights to AV650. There were no in-license fees for the first quarter of 2007.

Net interest income and other expenses were $703,000 for the three months ended March 31, 2007 compared to $550,000 for the same period in 2006. Sublease income during the quarter ended March 31, 2007 and 2006 were $149,000 and $141,000, respectively, which further offsets Avigen’s ongoing operating expenses for leased facilities.

Avigen’s operating expenses for the first quarter of 2007 are in line with management’s expectations. Full year 2007 operating expenses are expected to increase over 2006 levels in connection with the initiation of additional clinical trials and other product development activities. The Company believes its financial resources will be able to fund its planned operating expenses for approximately two years.

Conference Call Information

Avigen management will host a conference call and webcast today, Tuesday, April 24, 2007, at 11:30 a.m. EDT (8:30 a.m. PDT). This webcast can be accessed from the Avigen website at www.avigen.com. The conference call may be accessed by dialing 800-706-7745 for domestic callers and 617-614-3472 for international callers. The participant pass code is 12207133. A web replay will also be available following the call on the company’s website until it releases its second quarter 2007 financial results. Rebroadcast of the call will be available approximately one hour after the live call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant pass code is 60387595.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing toward clinical trials, a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, AV513. For more information about Avigen, consult the company’s website at http://www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s plans to complete its AV411 Phase IIa clinical trial in Adelaide by year end, its expectations regarding its 2007 operating expense increase, its expectations regarding how long its financial resources will last, and its goal of becoming a fully integrated commercial biopharmaceutical company remaining committed to its neurology products are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Annual Report on Form 10-K for the year ended December 31, 2006, under the caption "Risk Factors" in Item 1A of Part I of that report, which was filed with the SEC on March 16, 2007.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares and per share information)	Three months ended
	March 31	March 31
	2007	2006
	(unaudited)	(1)
Revenue	$-	$103
Operating expenses
Research and development	4,353	3,001
General and administrative	2,263	2,815
In-license fees	-	3,000
Total operating expenses	6,616	8,816

Loss from operations	(6,616)	(8,713)
Sublease income	149	141
Net interest income and other expense	703	550
Net loss	$(5,764)	$(8,022)

Basic and diluted net loss per common share	$(0.23)	$(0.38)

Shares used in basic and diluted net loss
per common share calculation	25,121,420	20,915,099

CONDENSED BALANCE SHEETS	March 31	December 31,
	2007	2006
(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$55,652	$60,340
Restricted investments – current	8,000	8,000
Accrued interest and other current assets	1,089	1,097
Total current assets	64,741	69,437
Restricted investments	2,428	2,428
Property and equipment, net	2,323	2,709
Deposits and other assets	376	443
Total assets	$69,868	$75,017

Current liabilities	9,956	9,970

Long-term obligations	1,518	1,570
Stockholders' equity	58,394	63,477

Total liabilities and stockholders' equity	$69,868	$75,017

(1) Derived from audited financial statements.